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                                                                 EXHIBIT (99)(C)


                      IN THE UNITED STATES DISTRICT COURT
                     FOR THE NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION

SAFETY-KLEEN CORPORATION,

                       Plaintiff,

              v.
                                                               No. 97C 8003
LAIDLAW ENVIRONMENTAL SERVICES,
INC.,
                       Defendant.



                                   COMPLAINT

     Plaintiff Safety-Kleen Corporation ("Safety-Kleen") for its complaint against Laidlaw Environmental Services, Inc. ("Laidlaw"), states:

                                    SUMMARY

     On November 13, 1997, Laidlaw demanded the right to inspect and copy Safety-Kleen's record of shareholders to solicit proxies and communicate with shareholders regarding Laidlaw's exchange offer for Safety-Kleen stock, made that same day. The securities that comprise a substantial portion of the consideration in the exchange offer have not yet been registered with the Securities and Exchange Commission. Accordingly, Laidlaw is barred by Section 5(b)(1) of the Securities Act of 1933, 15 U.S.C. sec. 77e(b)(1), from communicating with Safety-Kleen's shareholders about those securities through written means other than through a prospectus complying with Sections 5(b)(1) and 10 of the Securities Act of 1933, 15 U.S.C. sec.sec. 77e(b)(1) and 77j. To require Safety-Kleen to provide its shareholder list under these circumstances would be to require Safety-Kleen to facilitate a violation of the federal securities laws. Safety-Kleen therefore seeks a declaration from this Court that it need not provide Laidlaw with access to its shareholder lists. This is a problem of Laidlaw's own creation since Laidlaw did not have to initiate the calling of a special meeting before its securities were subject to an effective registration statement.

     Safety-Kleen further seeks a declaration from this Court that Laidlaw's request for a shareholder meeting regarding its voting rights under Wis. Stat. sec. 180.1150 fails to satisfy the notice requirements of Wis. Stat. sec. 180.1150(4)(e), which requires detailed disclosure of the financing arrangements for its exchange offer.

                             JURISDICTION AND VENUE

     1. This action arises under Section 5(b)(1) of the Securities Act of 1933, 15 U.S.C. sec. 77e(b)(1), and Wis. Stat. sec. 180.1150.

     2. This Court has jurisdiction over this action pursuant to 28 U.S.C. sec. 1331, under the supplemental jurisdiction provisions of 28 U.S.C. sec. 1367, and under the declaratory judgment provisions of 28 U.S.C. sec.sec. 2201 and 2202.

     3. Venue lies in the Northern District of Illinois pursuant to 28 U.S.C. sec. 1391(b) and (c), in that the defendant is subject to the personal jurisdiction of the United States District Court for the Northern District of Illinois, and initiated its demand for a meeting in this District.
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                                  THE PARTIES

     4. Plaintiff Safety-Kleen is a Wisconsin corporation with its principal place of business in Elgin, Illinois.

     5. Defendant Laidlaw is a Delaware corporation with its principal place of business in Columbia, South Carolina.

                           THE LAIDLAW EXCHANGE OFFER

     6. On November 13, 1997, Laidlaw filed a Form S-4 with the Securities and Exchange Commission for the purpose of registering Laidlaw shares. (See Exhibit A.) By that filing, Laidlaw announced its offer to acquire each outstanding share of Safety-Kleen in exchange for $14 and 2.4 shares of the stock subject to the S-4.

     7. Pursuant to Section 8(a) of the Securities Act of 1933, 15 U.S.C. sec. 77h(a), "the effective date of a registration statement shall be the 20th day after the filing thereof." However, Laidlaw has requested a delay in the effectiveness of its registration. (See Exhibit A, at 2.) Accordingly, Laidlaw's registration is not yet effective, and it is not presently determinable when that registration will become effective.

            THE WISCONSIN CONTROL SHARE VOTING REGISTRATION STATUTE

     8. Section 180.1150(2) of the Wisconsin Statutes provides that "the voting power of shares of an issuing public corporation held by any person . . . in excess of 20% of the voting power in the election of directors shall be limited to 10% of the full voting power of those shares." As a Wisconsin corporation, Safety-Kleen is subject to the provisions of sec. 180.1150(2).

     9. Pursuant to Wis. Stat. sec. 180.1150(5)(c), regular voting power may be restored if, at a shareholder meeting at which a quorum is present, "a majority of the voting power of shares represented at the meeting and entitled to vote on the subject matter approve[s] [a] resolution" calling for a restoration of regular voting power. Under Wis. Stat. sec. 180.1150(5)(a), such a shareholder meeting must be scheduled within certain time limits once proper notice and a proposed resolution are presented to a corporation. The required notice must comply with certain disclosure requirements set forth in Wis. Stat. sec. 180.1150(4).

     10. On November 13, 1997, Laidlaw delivered to Safety-Kleen a document captioned "Notice Pursuant to Section 180.1150 of the Wisconsin Statutes." (See Exhibit B.) Laidlaw attached to this document a proposed shareholder resolution providing that "regular voting power shall be restored for all Shares now held or hereafter acquired by any of the Laidlaw Parties in accordance with Section 180.1150(5)(c) of the Wisconsin Statutes." (See Exhibit C.)

     11. Wis. Stat. sec. 180.1602(2)(c) permits a shareholder who has validly requested a shareholder meeting pursuant to sec. 180.1150 to obtain the "record of shareholders" of a corporation.

     12. On November 13, 1997, Laidlaw also delivered to Safety-Kleen a letter demanding the right to inspect and copy Safety-Kleen's records of its shareholders purportedly pursuant to Wis. Stat. sec. 180.1602(2)(c). (See Exhibit D.) According to the letter, "The purposes of this demand are to enable Laidlaw to communicate with its fellow Company shareholders on matters relating to their mutual interests as shareholders, including, but not limited to, (a) communicating with the shareholders of the Company regarding the Notice dated November 13, 1997, and served on the Company, pursuant to Section 180.1150(4) of the Wisconsin Statues and (b) soliciting proxies in connection with the special shareholders' meeting to be called as a consequence of the foregoing Notice."

     13. Laidlaw publicly announced its request for a shareholder meeting "to consider permitting [Laidlaw] to vote all shares acquired under its offer." (SeeExhibit E.) This public announcement was a continuation of Laidlaw's prior unlawful efforts to condition the market as to its exchange offer with public statements and press releases dating to at least November 4, 1997, more than a week before Laidlaw even filed its registration statement.
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     14.  Laidlaw's exchange offer will be conditioned upon full restoration of voting rights as to all shares of Safety-Kleen which Laidlaw holds. Laidlaw seeks to achieve restoration of the voting rights by soliciting proxies of Safety-Kleen shareholders in connection with the requested special meeting, and so has demanded Safety-Kleen's shareholder list.

                         COUNT I -- DECLARATORY RELIEF

     15. Safety-Kleen restates the allegations set forth in paragraphs 1 through 14, inclusive, as though fully set forth herein.

     16. An actual, immediate, and justiciable controversy exists between Safety-Kleen and Laidlaw concerning the rights and obligations of the parties as to Laidlaw's demand for access to Safety-Kleen's shareholder records.

     17. Pursuant to sec. 5(b) of the Securities Act of 1933, 15 U.S.C. sec. 77e(b), "It shall be unlawful for any person, directly or indirectly: (1) To make use of any means or instruments of transportation or communication in interstate commerce or of the mails to carry or transmit any prospectus relating to any security with respect to which a registration statement has been filed under this title, unless such prospectus meet the requirements of Section 10" of the Securities Act of 1933.

     18. A "prospectus" is broadly defined under Section 2(10) of the Securities Act of 1933, 15 U.S.C. sec. 77b(10), for purposes of securities whose registration is not yet effective, as "any prospectus, notice, circular, advertisement, letter, or communication, written or by radio or television, which offers any security for sale or confirms the sale of any security . . . "

     19. An "offer" is broadly defined under Section 2(3) of the Securities Act of 1933, 15 U.S.C. sec. 77b(3), as "every attempt or offer to dispose of, or solicitation of an offer to buy, a security or interest in a security, for value." This definition is designed to preclude "attractive descriptions" of new securities and their issuer. See Chris-Craft Industries, Inc. v. Bangor Punta Corp., 426 F.2d 569, 574 (2d Cir. 1970).

     20. Laidlaw's proxy solicitation, which has already commenced through Laidlaw's public pronouncements and press releases, and which is designed to facilitate and promote Laidlaw's exchange offer, constitutes an "offer to sell" within the meaning of Section 2(3) of the Securities Act of 1933, 15 U.S.C. sec. 77b(3), and a "prospectus" within the meaning of Section 2(10) of the Securities Act of 1933, 15 U.S.C. sec. 77b(10).

     21. Laidlaw's proxy solicitation and the individual press releases fail to comply with the requirements of Sections 5(b)(1) and 10 of the Securities Act of 1933, 15 U.S.C. sec. 77e(b)(1) and 77J, and thus constitute "premature offer[s]" within the meaning of Chris Craft Industries, 426 F.2d at 574. See also Eckstein
v. Balcor Film Investors, 8 F.3d 1121, 1131 (7th Cir. 1993) ("The '33 Act permits issuers . . . to engage in 'free writing' once the registration statement becomes effective." (emphasis added)).

     22. Safety-Kleen should not be obligated to turn over to Laidlaw its shareholder records since Laidlaw desires such access to continue its premature offers in violation of Section 5(b)(1) of the Securities Act of 1933, 15 U.S.C. sec. 77e(b)(1). Safety-Kleen should not be required to facilitate acts in violation of federal law.

     WHEREFORE, Safety-Kleen respectfully requests that this Court enter an order declaring that Laidlaw's actions to date and its intended proxy solicitation are in violation of Section 5(b)(1) of the Securities Act of 1933, 15 U.S.C. sec. 77e(b)(1), and that Safety-Kleen need not comply with Laidlaw's demand for shareholder records.

                         COUNT II -- DECLARATORY RELIEF

     23. Safety-Kleen restates the allegations set forth in paragraphs 1 through 22, inclusive, as though fully set forth herein.
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     24.  An actual, immediate, and justiciable controversy exists between
Safety-Kleen and Laidlaw concerning the rights and obligations of the parties as to Laidlaw's demand for a shareholder meeting to alter Laidlaw's voting rights under Wis. Stat. sec. 180.1150.

     25. Pursuant to Wis. Stat. sec. 180.1150(4), a person desiring a shareholder meeting for purposes of restoring regular voting power must provide notice containing, inter alia, "the circumstances, terms and conditions under which shares representing in excess of 20% of the voting power were acquired or are proposed to be acquired, set forth in reasonable detail, including the source of funds or other consideration and other details of the financial arrangements of the transactions."

     26. Laidlaw's purported "Notice Pursuant to Section 180.1150" attempts to provide the required notice of financial arrangements by reference to an attached prospectus. (See Exhibit B.)

     27. Laidlaw's prospectus fails to detail the actual financial arrangements relating to its exchange offer, despite Laidlaw's repeated public statements that its financing was in place. For instance, on November 3, 1997, Laidlaw wrote to Safety-Kleen and released a letter stating, "We have fully committed financing to complete the combination." (Exhibit A, at 26.)

     28. According to the prospectus, "the terms of the definitive agreement" relating to the financing "have not yet been finalized." (See Exhibit A, at 44.) Without knowledge of these terms, Safety-Kleen's shareholders cannot fairly evaluate Laidlaw's proxy solicitation and exchange offer.

     29. The prospectus further states that the commitment of Laidlaw's lender to provide the necessary credit for the exchange offer "is conditioned on, among other things, the negotiation, execution and delivery of the Loan Agreement; receipt of all necessary or desirable governmental, shareholder, and third party consents; the absence of a material adverse change in the business assets, operations, condition (financial or otherwise), or prospects of LES Acquisition, Safety-Kleen and their respective subsidiaries on a consolidated basis; the execution of definitive agreements relating to the Merger and the Offer; satisfactory completion of due diligence examinations; prior or contemporaneous repayment in full of all existing indebtedness of each of LES Acquisition and Safety-Kleen; and the successful syndication of $400 million of the $1.8 billion commitment; and after consummation of the transaction at closing, either (i) Laidlaw Environmental shall hold a sufficient number of shares to effect the Merger or (ii) the Merger shall have been or, concurrently with the closing, shall be, consummated, and the surviving corporation shall be a wholly-owned subsidiary of LES Acquisition." (Id. at 44-45 (emphasis added).)

     30. As of today, there is no financing of the exchange offer, as acknowledged in the prospectus, and Laidlaw fails to satisfy the requirements of Wis. Stat. 180.1150(4)(e). Laidlaw is premature in its request for a meeting. As a result of the long, and expressly nonexclusive, list of conditions necessary to secure the financing Laidlaw requires, Safety-Kleen's shareholders cannot reasonably anticipate whether the financing described in the prospectus will be available under the terms set forth therein. Until they can, there is no right to a special shareholder meeting.

     31. As a result of the foregoing, Safety-Kleen will not provide a shareholder list until the Court determines that a valid demand for a meeting has been served.
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     WHEREFORE, Safety-Kleen respectfully requests that this Court enter an order declaring that Laidlaw's purported "Notice Pursuant to Section 180.1150 of the Wisconsin Statutes" fails to comply with the requirements of Wis. Stat.
sec. 180.1150(4)(e), and that accordingly Safety-Kleen is not obligated to schedule a shareholder meeting pursuant to Wis. Stat. sec. 180.1150(5)(a) or to provide access to a shareholder list.

                                          Respectfully submitted,

                                          SAFETY-KLEEN CORPORATION

                                          By:
                                             ----------------------------------
                                              One of its Attorneys
Dated: November 17, 1997

OF COUNSEL
HAROLD C. HIRSHMAN, ESQ.
Attorney No. 1226290
CHRISTOPHER Q. KING, ESQ.
Attorney No. 6189835
GERALD E. FRADIN, ESQ.
Attorney No. 6204247
SONNENSCHEIN NATH & ROSENTHAL
8000 Sears Tower
233 S. Wacker Drive
Chicago, Illinois 60606-6404
(312) 876-8000

Attorneys for Plaintiff